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                                                                  EXHIBIT 10.31


                           ADDENDUM TO LEASE AGREEMENT
                 By and Between AmberJack, Ltd. ("Landlord") and
                         Planar Systems, Inc. ("Tenant")
                          Dated as of August ____, 2001

Section 32   LEASE EXTENSION:

     32.1 Provided that at the end of the primary term of this Lease, Tenant is not in default of any term, condition or covenant contained in this Lease beyond any applicable cure period, Tenant (but not any assignee or subtenant other than permitted transferees) shall have the option to extend the base term of this Lease, by written notice delivered to Landlord no later than June 13, 2011 (as to the first extension) and June 13, 2016 (as to the second extension), for two (2) successive additional terms of five (5) years, under the same terms, conditions and covenants contained herein, except:

             32.1.1 Tenant shall have no further extension options unless expressly granted by Landlord in writing; and

             32.1.2 The rental for the extension term shall be based on fair market rental rates for recent leases within AmberGlen and on the then prevailing rental rates for properties of equivalent quality, size, utility and location, with the length of the lease term, and credit standing of the Tenant herein, to be taken into account. In determining a fair market rate, Landlord shall consider all elements affecting the lease transaction, including but not limited to the fact that Tenant may not require an improvement allowance typical of a new Tenant, and that Landlord shall not lose rent because of any marketing or construction time.

     32.2 Upon notification from Tenant of the exercise of this extension option, Landlord shall within ten (10) days thereafter notify Tenant in writing of the proposed rental for the extension term; during the thirty (30) day period following Landlord's delivery of the proposed rental rate, Landlord and Tenant shall engage in good faith negotiations to reach agreement on fair market rent. In the event Landlord and Tenant do not agree, if Tenant decides to exercise its option to renew, the extension rental shall be determined as provided in Section 32.3.

     32.3 Within fifteen (15) days following expiration of the 30-day negotiation period, Landlord and Tenant shall each appoint a disinterested and qualified real estate professional. If these two real estate professionals cannot agree upon an extension rental within thirty (30) days following their appointment, the two appointees shall forthwith select a third disinterested and qualified real estate professional, and the decision of a majority of the three real estate professionals shall be binding. Notification in writing of this decision shall be made by the appraisers to Landlord and Tenant within thirty
(30) days following the selection of the third appraiser. Landlord and Tenant shall bear the expense of the appraiser appointed by each, and the expense of the third appraiser shall be shared equally by both parties.

SECTION 33   SATELLITE DISHES:

     Landlord hereby grants Tenant the exclusive right to install and maintain two (2) satellite dishes and related facilities and antenna ("Satellite Dish") on the roof of the Building, at Tenant's expense, which Satellite Dish and its location shall be located such that they cannot be viewed from ground level within AmberGlen, which location shall be reasonably approved by Landlord, and which shall be in compliance with the Project Protective Covenants and the terms of the Antenna License Agreement attached to the Lease as Exhibit C-1, the terms of which are incorporated herein by this reference. There shall be no additional fee charged to Tenant for use of the roof for the Satellite Dish.

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SECTION 34   SIGNAGE:

     34.1 Landlord hereby grants Tenant, so long as Tenant is the named Tenant or any permitted assignee of the named Tenant, the right to install and maintain up to two signs on the Building's exterior ("Signage") in areas which Tenant and Landlord determine to be the most prominent on the Building, at Tenant's expense. Such Signage and its location and manner of attachment are subject to the prior reasonable approval of Landlord, and must be in compliance with the Project Protective Covenants and all applicable laws, rules, codes and regulations.

     34.2 Tenant shall submit to Landlord all plans and specifications for the installation of the Signage, together with a properly-completed Application for Architectural Review on Landlord's standard form. Tenant covenants and agrees to indemnify, defend and hold harmless Landlord against any loss, cost or expense (including reasonable attorney fees) which may be sustained or incurred by it, and assume all liability for any property damage or bodily injuries in any manner related to Tenant's installation, maintenance, operation or removal of the Signage. Tenant agrees to pay all taxes, permit fees, insurance premiums, and repairs to the area where the Signage has been installed resulting from the installation of the Signage, and at Landlord's request to remove such Signage upon termination of this Lease and restore the affected areas to their original condition.

     34.3 The installation, maintenance, repair, and operation and removal shall be completed by Tenant in a good and workmanlike manner and in conformity with (i) the plans, specifications and location as approved by Landlord, (ii) all governmental requirements, including any governmental permits and approvals for the operation of such Signage. Tenant shall be responsible, at Tenants expense, for obtaining any necessary governmental permits and approvals for such Signage. Removal of Signage shall be at Tenant's expense and repair shall be virtually undetectable.

SECTION 35   RIGHT OF FIRST OPPORTUNITY TO PURCHASE:

     35.1 Excepting as part of any bulk sale of AmberGlen property interests by Landlord and so long as there is no current Event of Default hereunder, , Tenant shall have the right of first opportunity to negotiate to purchase the Building on the terms and conditions of this Section 35 ("First Offer").

     35.2 Tenant's First Offer right shall apply only if Landlord (i) receives an unsolicited offer to purchase the Building which is acceptable to Landlord ("Purchase Offer"); or (ii) decides to market the Building for sale. In either case, subject to the terms of this Section 35, Landlord shall not, during the term of this Lease, accept the Purchase Offer or market the building for sale without first giving Tenant the right to purchase the Building as provided in Section 35.4 below.

     35.3 To the extent required under this Section 35, Landlord shall not accept a Purchase Offer unless and until Landlord has first notified Tenant in writing of the terms thereof and until a period of fifteen (15) days has elapsed from the date of such notice without Tenant having notified Landlord in writing of Tenant's agreement to match the terms of the Purchase Offer. Tenant must match each and every term and condition of the Purchase Offer . If Tenant does not accept the Purchase Offer, Tenant's rights under this Section 35.4 shall automatically terminate, in which case Tenant shall execute such recordable instrument as Landlord shall request in order to clear title to the Building and the property on which it is located.

     35.4 To the extent required under this Section 35, Landlord shall not market the Building for sale unless and until Landlord has first notified Tenant in writing of the terms upon which Tenant may purchase the Building (the "Sale Offer") and until a period of fifteen (15) days has elapsed from the date of the Sale Offer without Tenant having notified Landlord in writing of Tenant's acceptance of the Sale Offer. Tenant must accept the Sale Offer on an all-or-nothing basis. Except as provided in the Sale Offer, Landlord shall have no obligation to improve the Building and Tenant shall accept the same in its then "As Is" condition. If Tenant does not accept the Sale Offer, Tenant's rights under Section 35.5 shall automatically terminate. If Landlord, at a later time, changes the published market price of the Building to

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an amount which is less than ninety-seven percent (97%) of the sale price set forth in the Sale Offer, Landlord shall for that one time, give Tenant a new Sale Offer after which Tenant shall have five (5) business days to notify Landlord in writing of Tenant's acceptance of such New Sale Offer. Tenant must accept the new Sale Offer on an all-or-nothing basis. If Tenant does not accept the New Sale Offer, Tenant shall have no further rights under this Section 35.4. In either case, Tenant agrees to execute such recordable instrument as Landlord shall request in order to clear title to the Building and the property on which it is located.

     35.5 If Tenant matches the Purchase Offer or accepts the Sale Offer, Tenant shall, within twenty-one (21) days after request by Landlord, execute a formal purchase and sale agreement ("PSA"), which shall include a clause whereby an Event of Default beyond any applicable cure period under this Lease shall be an Event of Default under the PSA and vice versa. Failure of Tenant to execute such PSA shall have the effect of terminating Tenant's right to purchase the Building pursuant to the Purchase Offer, the Sale Offer and this Section 35.

     35.6 In addition to the termination provided for in Sections 35.4 and 35.5, if Tenant declines or fails timely to exercise a Purchase Offer or a Sale Offer as provided above, Landlord shall thereafter be free to sell the Building on any terms and conditions Landlord may choose at its sole discretion.

     35.7 The First Offer rights granted herein may only be exercised if there is no current Event of Default hereunder. In the event this Lease is terminated for any reason, the rights granted to Tenant in this Section shall also terminate at the same time. In the event Tenant exercises the First Offer rights as provided herein and subsequently becomes in default which is not timely cured (if cure of such default is permitted under the Lease), prior to closing the purchase and sale of the Building, Landlord may elect, by written notice to Tenant, to terminate Tenant's prior exercise of its First Offer, in which event Tenant shall have no rights with respect to the Building or the applicable Purchase Offer, Sale Offer or PSA. The First Offer is personal to the Tenant named herein and its permitted transferees under Section 10.4 of the Lease.

SECTION 36   HOLD OVER RIGHTS:

     Tenant shall have the unilateral right ("Holdover Right"), upon 180 days prior written notice to Landlord ("Holdover Notice"), to occupy the Premises for a period of no more than six (6) months beyond the Expiration Date of the initial term or any extension term. The Holdover Notice shall be given not more than one (1) year nor less than six (6) months prior to the applicable expiration date and shall specify the number of months in the holdover period ("Holdover Period"). Monthly Base Rent during the Holdover Period shall be one hundred twenty percent (120%) of the Monthly Base Rent for the last period prior to the applicable expiration date. If Tenant exercises its Holdover Right, upon expiration of the Holdover Period, the provisions of Section 20.3 of the Lease shall apply to any subsequent holdover, except that the Monthly Base Rent shall, as of the date the Holdover Period expires, be one hundred fifty percent (150%) of the Monthly Base Rent applicable during the Holdover Period.

SECTION 37   EMERGENCY POWER/COMPRESSOR:

     Subject to compliance with applicable laws, ordinances and regulations, and to design review and approval which shall be conducted in accordance with the procedures set forth in the AmberGlen Protective Covenants, Landlord shall permit Tenant to construct at Tenant's sole cost and expense a diesel or natural gas powered generator and air compressor or nitrogen tank (in an area 12 feet by 20 feet and no farther than 25 feet from the exterior wall of the Building) to provide emergency electrical service during power outages to the Building. Tenant shall be responsible for obtaining (and delivering to Landlord) any special permits or other approvals required for the installation of such improvements.

     All costs shall be borne by Tenant, unless Tenant chooses during construction of the Tenant Improvements to utilize the Tenant Improvement Allowance for said work. Tenant shall not be permitted to sell power generated by such improvements to any tenant within AmberGlen, without Landlord's prior written consent. Upon expiration of the Lease Tenant may remove such improvements, unless the cost

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thereof was paid from the Allowance. Any removal shall comply with the requirements of Section 13.2 of the Lease.

SECTION 38   MEDIATION:

     Excepting disputes regarding (i) payment of Rent, (ii) determination of rental rates during any extension term under Section 32 (which shall be determined exclusively as provided in Section 32) or (iii) any rights arising under Section 35 (Right of First Opportunity to Purchase) or (iv) Events of Default arising under Section 21.1.4 through 21.1.6, the Landlord and Tenant mutually agree that any dispute that may arise under this Lease will be submitted to a mediator agreed to by both parties as soon as such dispute arises and prior to the commencement of litigation. Such mediation shall occur in Portland, Oregon and the mediation fees and mediator's expenses shall be shared equally by the parties. In the event disputes are not resolved within thirty
(30) days by mediation, the parties agree the disputes shall be resolved by litigation. Except in the case of possession which shall be governed by any applicable expiration date, any periods required for action under this Lease will be deemed extended by the period of any mediation.

LANDLORD                                          TENANT

AmberJack, Ltd., an Arizona           Planar Systems, Inc., an Oregon
corporation                           corporation



By _____________________________         By: __________________________________

Title: _________________________         Title: _______________________________

Date: __________________________         Date: ________________________________


By: ____________________________         By: __________________________________

Title: _________________________         Title: _______________________________

Date:  _________________________         Date: ________________________________

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